EXHIBIT 99.1

RBC Life Sciences, Inc.

Press Release	For Further Information:
For Immediate Release	Steve Brown, VP, CFO
Tel: 972-893-4000

steve.brown@rbclifesciences.com

RBC Founder Elected CEO Following John Price Resignation

Irving, Texas (June 17, 2010) –RBC Life Sciences (OTC:BB; RBCL) announced the resignation of John Price as President and CEO, and as a director. The Board of Directors has appointed RBC founder and former CEO, Clinton Howard to again serve as President and CEO of the Company.

Mr. Howard stated, “We appreciate John’s contributions to the Company, and we wish him success in his new endeavors.

For the past 18 months, as Chairman of the Board, I have kept up with developments at the company. I am very pleased to be back working with the RBC team on a full time basis.”

RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Its subsidiary, MPM Medical, develops and markets prescription and nonprescription products for wound care and pain management. All products are tested for quality and compliance with government regulations in the U.S. and over thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission